Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this day 13th day of December 2022, by and between BOON INDUSTRIES, INC., an Oklahoma corporation (“Boon”), and CURASCIENTIFIC CORP., a Florida corporation and a wholly-owned subsidiary of Boon (“CuraScientific”), is made with respect to the following facts.

RECITALS

WHEREAS, CuraScientific is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, Boon is a corporation duly organized and existing under the laws of the State of Oklahoma;

WHEREAS, the respective Boards of Directors for CuraScientific and Boon have determined that, for purposes of effecting the reincorporation of Boon in the State of Florida, it is advisable and in the best interest of said two corporations and their stockholders that Boon merge with and into CuraScientific so that CuraScientific is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors CuraScientific and Boon, and the stockholders of Boon, have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I

MERGER

1.1      The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4 below), Boon shall be merged with and into CuraScientific, subject to and upon the terms and conditions provided in this Agreement, the applicable provisions of the Oklahoma General Corporation Act (the “OGCA”) and the applicable provisions of the Florida Business Corporations Act (the “FBCA”), and the separate existence of Boon shall cease. CuraScientific shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the FBCA.

1.2      Constituent Corporations. The name and jurisdiction of organization of each of the constituent corporations are set forth in the recitals above.

1.3      Surviving Corporation. CuraScientific, a corporation organized under and governed by the laws of the State of Florida, shall be the surviving corporation.

1.4      Effective Time. The Merger shall become effective (the “Effective Time”), on the date upon which the last to occur of the following shall have been completed:

(a)	This Agreement and the Merger shall have been approved by a majority of the voting power of the outstanding stock of Boon in accordance with the requirements of the OGCA;

(b)	This Agreement and the Merger shall have been adopted by the Board of Directors of CuraScientific in accordance with the requirements of the FBCA;

(c)	Executed Articles of Merger or an executed counterpart to this Agreement meeting the requirements of the FBCA shall have been filed with the Secretary of State of the State of Florida; and

(d)	Executed Certificate of Merger or an executed counterpart to this Agreement meeting the requirements of the OGCA shall have been filed with the Secretary of State of the State of Oklahoma.

1.5       Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the OGCA and the FBCA. Without limiting the foregoing, from and after the Effective Time, all the property, rights, privileges, powers and franchises of Boon shall vest in CuraScientific, as the Surviving Corporation, and all debts, liabilities and duties of Boon shall become the debts, liabilities and duties of CuraScientific, as the Surviving Corporation.

1.6      Articles of Incorporation; Bylaws.

(a)	From and after the Effective Time, the Articles of Incorporation of CuraScientific shall be the Articles of Incorporation of the Surviving Corporation.

(b)	From and after the Effective Time, the Bylaws of CuraScientific as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.7      Officers and Directors. The officers of Boon immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of Boon immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II

CONVERSION OF SHARES

2.1       Conversion of Common Stock of Boon. At the Effective Time by virtue of the Merger, and without any action on part of the holders of any outstanding shares of Boon, each 500 shares of common stock, par value of $0.0001 per share, of Boon issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of CuraScientific. No fractional shares will be issued in connection with the Merger; instead, any holder of Boon common stock who would otherwise be entitled by reason of the Merger to receive a fractional share of common stock of CuraScientific shall instead receive one (1) whole share of common stock of CuraScientific in lieu of such fractional share, which shall be a fully-paid and non-assessable share of common stock of CuraScientific.

2.2       Conversion of Common Stock of CuraScientific. At the Effective Time by virtue of the Merger, the shares of common stock of CuraScientific owned by Boon shall be canceled.

2.3       Preferred Stock. At the Effective Time by virtue of the Merger, and without any action on part of the holders of any outstanding shares of Boon:

(a)	each share of Series A Preferred Stock of Boon issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of Series A Preferred Stock of CuraScientific; and

(b)	each share of Series B Preferred Stock of Boon issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of Series B Preferred Stock of CuraScientific.

2.4       Options, Warrants, Stock Purchase Rights, Convertible Securities. From and after the Effective Time, each outstanding and unexercised warrant, convertible note or other right to purchase Boon common stock, shall become, a warrant or right to purchase the common stock of the Surviving Corporation in accordance with the terms of such instruments.

2.5       Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of common stock or other securities of Boon shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective common stock, warrants or other securities of CuraScientific, as the case may be, into which the shares of common stock, warrants or other securities of Boon represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of common stock, warrants or other securities of CuraScientific, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

3.1       Transfer, Conveyance and Assumption. At the Effective Time, CuraScientific shall continue in existence as the Surviving Corporation, and without further action on the part of CuraScientific or Boon, succeed to and possess all the rights, privileges and powers of Boon, and all the assets and property of whatever kind and character of Boon shall vest in CuraScientific without further act or deed. Thereafter, CuraScientific, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Boon in accordance with the provisions of the FBCA.

3.2       Further Assurances. If at any time CuraScientific shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of Boon, or otherwise to carry out the provisions hereof, officers of Boon as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in CuraScientific and otherwise to carry out the provisions hereof.

ARTICLE IV

FURTHER ACTIONS

4.1       Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

The obligations of Boon and CuraScientific to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

5.1       No Statute, Rule or Regulation Affecting. At the Effective Time, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

5.2       Satisfaction of Conditions. All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VI

TERMINATION; AMENDMENT; WAIVER

6.1       Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Florida, by mutual consent of the Board of Directors of Boon and the Board of Directors of CuraScientific.

6.2       Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Florida, such amendment to be approved by the Board of Directors of Boon.

6.3       Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE VII

MISCELLANEOUS

7.1       Expenses. If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by CuraScientific.

7.2       Non-Assignability. This Agreement shall not be assignable by either party hereto.

7.3       Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

7.4       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflicts of law principles.

7.5       Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

7.6       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, the undersigned has executed this Agreement and Plan of Merger, effective as of this 13th day of December, 2022.

CURASCIENTIFIC CORP.,
a Florida corporation

By:	/s/ William Reed
Name: William Reed
Title: Chief Executive Officer

BOON INDUSTRIES, INC.,
an Oklahoma corporation

By:	/s/ William Reed
Name: William Reed
Title: Chief Executive Officer

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